Exhibit 99.1

DELAWARE COURT OF CHANCERY RULES IN FAVOR OF LIBERTY MEDIA CORPORATION

Englewood, Colo, April 29 - Liberty Media Corporation (“Liberty”) (Nasdaq: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB) announced that today the Delaware Court of Chancery has ruled in Liberty’s favor in its case against the Bank of New York.  The court’s ruling states that the previously announced plan to split-off (the “Split-Off”) the businesses, assets and liabilities currently attributed to Liberty’s Liberty Capital and Liberty Starz tracking stock groups will not constitute a disposition of all or substantially all the assets of Liberty Media, LLC under the indenture governing its public indebtedness.

The parties have been directed to prepare a form of final decree implementing the ruling for the Court’s consideration, and Liberty expects a final decree will be entered in the near future.  The judgment is subject to appeal, which must be lodged within 30 days from the entry of the final decree.  If an appeal is filed, Liberty will request expedition of the appeal.

The consummation of the Split-Off is conditioned on a final non-appealable judgment on this matter, in addition to the other conditions disclosed in Liberty’s proxy statement.

About Liberty Media Corporation

Liberty Media owns interests in a broad range of electronic retailing, media, communications and entertainment businesses.  Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group (Nasdaq: LINTA, LINTB), which includes Liberty Media’s interests in QVC, Provide Commerce, Backcountry.com, Celebrate Interactive, Bodybuilding.com and Expedia, (2) the Liberty Starz group (Nasdaq: LSTZA, LSTZB), which includes Liberty Media’s interest in Starz, LLC, and (3) the Liberty Capital group (Nasdaq: LCAPA, LCAPB), which includes all businesses, assets and liabilities not attributed to the Interactive group or the Starz group including its subsidiaries the Atlanta National League Baseball Club, Inc., and TruePosition, Inc., Liberty Media’s interest in SIRIUS XM Radio, Inc., and minority equity investments in Live Nation, Time Warner Inc. and Viacom.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of the split-off entity or any of Liberty’s tracking stocks.  The offer and sale of shares in the proposed split-off will only be made pursuant to Liberty Splitco, Inc.’s effective registration statement. Liberty stockholders and other investors are urged to read the Form S-4 registration statement on file with the SEC, including Liberty’s proxy statement/prospectus contained therein, because they contain important information about the split-off.  Copies of Liberty’s and Liberty’s Splitco, Inc.’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein are also available, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the split-off. Information regarding the directors and executive officers of each of Liberty and the split-off entity and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials filed with the SEC (preliminary filings of which have been made with the SEC).

Contact:	Courtnee Ulrich
(720) 875-5420